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Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces First Quarter 2022 Results
Reaffirms 2022 Guidance

•Reaffirms 2022 guidance of driving EBITDA growth, with expected previously announced slow start in first quarter, and a focus on capturing higher prices from strong demand, managing inflationary costs and improving reliability
•Cost surcharge on cellulose specialties and higher prices for other commodity products expected to offset incremental inflation
•Reliability and productivity expected to improve with the completion of extensive planned maintenance outages at Jesup and Fernandina facilities in April, representing four of the Company’s six High Purity Cellulose operating lines
•Net loss from continuing operations for the first quarter of $24 million, $8 million unfavorable to the comparable period in 2021
•Adjusted EBITDA from continuing operations was $20 million, unfavorable $12 million from the comparable quarter in 2021, driven by higher key input costs due to inflation and lower sales volumes due to supply chain constraints and lower production, partially offset by higher sales prices across all segments

JACKSONVILLE, Fla., May 3, 2022 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported a net loss of $25 million or $(0.39) per diluted share for the quarter ended March 26, 2022, compared to net loss of $27 million or $(0.43) per diluted share for the same prior year quarter. The net loss from continuing operations for the quarter ended March 26, 2022 was $24 million or $(0.38) per diluted share, compared to net loss from continuing operations of $16 million or $(0.26) per diluted share for the same prior year quarter. The increase in the diluted loss per share was driven primarily by higher key input costs. Loss from discontinued operations for the quarter ended March 26, 2022 was $1 million or $(0.01) per diluted share, compared to a loss from discontinued operations of $11 million or $(0.17) per diluted share for the same prior year quarter. The Company sold its lumber and newsprint assets in the third quarter of 2021, and as a result, reclassified prior year amounts to conform to the presentation for discontinued operations. Unless otherwise stated, information in this press release relates to continuing operations.
“During the first quarter, we continued to advance our efforts to improve reliability and manage inflationary pressure in order to position ourselves for greater profitability. We recently completed the extensive planned maintenance outages in Jesup and Fernandina. We decided to accelerate Tartas’ planned maintenance outage into the second quarter from the fourth quarter. With Temiscaming’s outage also in the second quarter, we will proactively position the assets to operate with greater reliability and productivity to better service our customers” said Vito J. Consiglio, President and Chief Executive Officer. “In this dynamic environment, our team has continued to work diligently to absorb and mitigate the impacts of inflation and supply chain challenges. As previously stated, we have maintained an active and ongoing dialogue with our customers, and effective April 1, we implemented a cost surcharge to help offset the inflation of our key input costs. With these actions in place, we remain on track to deliver improved EBITDA in the second quarter and for the full year 2022.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

First Quarter 2022 Operating Results from Continuing Operations
The Company operates in the following business segments: High Purity Cellulose, Paperboard, High-Yield Pulp and Corporate.
Net sales comprised the following for the periods presented:

	Three Months Ended
Net sales (in millions)	March 26, 2022	December 31, 2021	March 27, 2021
High Purity Cellulose	$281	$299	$250
Paperboard	54	52	48
High-Yield Pulp	22	29	28
Eliminations	(5)	(6)	(7)
Total net sales	$352	$374	$319
Operating results comprised the following for the periods presented:

	Three Months Ended
Operating income (loss) (in millions)	March 26, 2022	December 31, 2021	March 27, 2021
High Purity Cellulose	$(8)	$1	$6
Paperboard	6	3	6
High-Yield Pulp	—	(1)	(1)
Corporate	(14)	(17)	(11)
Total operating income (loss)	$(16)	$(14)	$—
High Purity Cellulose
Net sales increased $31 million or 12 percent to $281 million from the prior year period. Sales prices increased 17 percent for the three-month period, compared to the prior year, driven by commodity prices and a 10 percent increase for cellulose specialties. Total volumes declined 4 percent during the current three month-period compared to the prior year period, driven by supply-chain constraints and lower production as well as a more favorable mix of cellulose specialties. Net sales for the period also included $27 million of other sales, primarily from biobased energy and lignin. Operating results for the three-month period ended March 26, 2022, declined $14 million to an $8 million loss, when compared to the prior year. Costs increased compared to the prior year periods driven by inflation on key inputs, including chemicals, wood fiber and energy costs, and higher supply-chain expenses. Partially offsetting higher energy costs in the current period is a $5 million favorable impact related to sales of approximately half of the Company’s excess emission allowances associated with the operations in Tartas, France.

Compared to the fourth quarter of 2021, operating income declined by $9 million driven by higher key input costs partially offset by higher cellulose specialties sales volumes. However, total sales volumes declined by 13 percent driven by supply chain constraints and lower production driven by 12 percent fewer days available in the first fiscal quarter compared to the fourth fiscal quarter.
Paperboard
Net sales for the quarter increased $6 million or 12 percent to $54 million compared to the period year period. Compared to the prior year, sales prices increased 19 percent during the period, driven by strong demand while sales volumes decreased 5 percent. Operating results for the three-month period ended March 26, 2022, remained stable at $6 million when compared to the same period in the prior year, as higher sales prices were offset by higher raw material pulp input costs and lower sales volumes.
Compared to the fourth quarter of 2021, operating income improved by $3 million driven by a 9 percent increase in sales prices.
High-Yield Pulp
Net sales for the quarter declined $6 million or 21 percent to $22 million compared to the prior year period. Operating income for the three-month period ended March 26, 2022, improved by $1 million when compared to the same period in the prior year.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Higher sales prices were partially offset by lower sales volumes, driven by supply-chain constraints and lower productivity, as well as higher input costs.
Operating results improved by $1 million when compared to the fourth quarter of 2021.
Corporate
The operating loss for the three-month period ended March 26, 2022, increased by $3 million to $14 million, when compared to the same prior year period, driven by an increase in variable compensation.
Compared to the fourth quarter of 2021, the operating loss improved by $3 million, to $14 million, driven primarily by lower environmental expenses.
Non-Operating Expenses
Interest expense for the three-month period ended March 26, 2022, increased $1 million to $16 million when compared to the same prior year period. Interest expense during the three months ended March 26, 2022, decreased $1 million when compared to the fourth quarter of 2021.
Included in interest income and other, for the three-month period ended March 26, 2022, is a $9 million unrealized gain based on the market valuation at quarter end of the shares of GreenFirst Forest Products, Inc. (“GreenFirst”) received in connection with the sale of lumber and newsprint assets.
Income Taxes
The effective tax rate on the loss from continuing operations for the three-month period ended March 26, 2022, was an expense of 6 percent compared to an expense of 1 percent on the loss from continuing operations in the same period of the prior year. The 2022 effective tax rate differs from the statutory rate of 21 percent primarily due to disallowed interest deductions in the U.S. and nondeductible executive compensation, partially offset by US tax credits and tax return to accrual adjustments. The 2021 effective tax rate expense differs from the federal statutory rate of 21 percent primarily due to disallowed interest deductions in the U.S., lower tax deductions on vested stock compensation, and tax return to accrual adjustments.
Discontinued Operations
As a result of the sale of lumber and newsprint assets, the Company is presenting prior year results for the Forest Products and Newsprint segments as discontinued operations.
The sale was completed on August 28, 2021. The cash received at closing was preliminary and subject to final purchase price and other sale-related adjustments. During the first quarter of 2022, the Company trued-up certain sale-related items with GreenFirst for a total net cash outflow of $3 million, as previously disclosed. Pursuant to the terms of the asset purchase agreement, GreenFirst and the Company continue efforts to finalize the closing inventory valuation adjustment.
Cash Flows & Liquidity
For the three-month period ended March 26, 2022, the Company used $23 million in its operating activities from continuing operations. The operating cash outflows include the impact of working capital, which decreased $19 million during the period primarily driven by the extensive planned maintenance outage in the Jesup facility.
For the three-month period ended March 26, 2022, the Company used $45 million in its investing activities for continuing operations. The investing cash outflows related to capital expenditures, net of proceeds from sale of assets, including approximately $9 million of strategic capital spending focused on enhancing reliability and productivity.
For the three-month period ended March 26, 2022, the Company used $4 million in its financing activities for continuing operations for payments of long-term debt offset by borrowing related to the Tartas bioethanol projects.
The Company ended the quarter with $302 million of liquidity globally, including $179 million of cash, borrowing capacity of $100 million under the ABL Credit Facility and $23 million of availability on the factoring facility in France. Additionally, the Company recently announced the sale its shares of GreenFirst for approximately $43 million and expects to receive $21 million from tax refunds in 2022.
With its next significant maturity in early 2024, the Company continues to monitor the capital markets and is prepared to opportunistically refinance its Senior Notes due June 1, 2024, at the appropriate time taking into account market conditions and
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

all other relevant factors. The Company is confident that by executing on its strategy to improve its credit profile in the back half of 2022 it can obtain a refinancing at acceptable terms based on market conditions. The Company may also use a portion of its cash balances to opportunistically repay debt or assist in a holistic refinancing of its capital structure.
Market Assessment
The market assessment represents the Company’s best current estimate of each business segment in this environment.

High Purity Cellulose
Demand for cellulose specialties remains strong. Sales prices for cellulose specialties increased double digit percent in the first three months of 2022 and are expected to increase further as the Company realizes the cost surcharge implemented in the second quarter of 2022, designed to offset extraordinary inflation pressures for key inputs. Commodity sales prices in the second quarter of 2022 are also expected to increase from the first quarter as supply for fluff products remains constrained. The Company recently completed extensive planned maintenance outages at its Jesup and Fernandina facilities, which represent four of the six operating lines in the segment. Temiscaming’s planned maintenance outage is scheduled during the second quarter and the Company also made the strategic decision to accelerate Tartas’ planned maintenance outage into the second quarter. These actions are expected to yield greater reliability and productivity to better service customers and generate improved financial results; however, total sales volumes for the full year remain dependent on managing ongoing supply-chain constraints and production reliability. Overall, adjusted EBITDA for the segment is expected to grow for the second quarter compared to first quarter and for the full year compared to 2021.
Paperboard
Paperboard prices continue to increase driven by strong demand in both commercial printing and packaging segments. Price increases are expected to outpace raw material cost increases in the second quarter, while sales volumes are also expected to increase. As a result, Adjusted EBITDA is anticipated to improve in the coming quarter.
High-Yield Pulp
High-yield pulp markets remain positive with realized prices expected to increase in the second quarter. Sales volumes are also expected to increase due to timing of sales and improved production. However, costs are also expected to increase driven by chemical and transportation costs. Overall, Adjusted EBITDA is anticipated to improve in the coming quarter.

A Sustainable Future
For over 95 years, the Company has invested in renewable product offerings. As governments and consumers demand sustainable products, the Company’s biorefinery model provides a platform to grow existing and new products to address needs of the changing economy. The Company remains enthusiastic about growing its biobased product offering. In the first quarter, non-pulp sales in the High Purity Segment were $27 million primarily from sales of bioelectricity and lignin. The Company is investing in expanding its biomaterial product offering and expects to grow these sales and increase overall margins over time.
Conclusion
"The Company remains on track to generate improved financial results for 2022. We have taken decisive action to improve our operating results and capture value from our unique assets and high-quality product offerings. We remain committed to serving our customers and developing incremental biobased solutions to capture value from increasing demand for our sustainable products,” concluded Mr. Consiglio.
Conference Call Information
Rayonier Advanced Materials will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, May 4, 2022 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com. A replay of this webcast will be archived on the company’s website shortly after the call.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, May 18, 2022. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13728850.
About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs just over 2,500 people and generates approximately $1.4 billion of revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended March 26, 2022. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Epidemic and Pandemic Risks We are subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic and related impacts. The nature and extent of ongoing and future impacts of the pandemic are highly uncertain and unpredictable. Macroeconomic and Industry Risks The businesses we operate are highly competitive which may result in fluctuations in pricing and volume that can materially adversely affect our business, financial condition and results of operations. Changes in raw material and energy availability and prices could have a material adverse effect on our business, results of operations and financial condition. We are subject to material risks associated with doing business outside of the United States. Currency fluctuations may have a material negative impact on our business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect our ability to access certain markets. Business and Operational Risks Our ten largest customers represent approximately 36 percent of our 2021 revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on our business. A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise materially adversely affect our business, financial condition and results of operation. The availability of, and prices for, wood fiber may have a material adverse impact on our business, results of operations and financial condition. Our operations require substantial capital. We depend on third parties for transportation services and increases in costs and the availability of transportation could materially adversely affect our business. Our failure to maintain satisfactory labor relations could have a material adverse effect on our business. We are dependent upon attracting and retaining key personnel, the loss of whom could materially adversely affect our business. Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a material negative impact on our business. The risk of loss of the Company’s intellectual property and sensitive data, or disruption of its manufacturing operations, in each case due to cyberattacks or cybersecurity breaches, could materially adversely impact the Company. Regulatory Risks Our business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how we conduct business and our financial results. The Company considers and evaluates climate-related risk in three general categories; Regulatory, Transition to low-carbon economy, and Physical risks related to climate-change. The potential longer-term impacts of climate-related risks remain uncertain at this time. Financial Risks We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. We have debt obligations that could materially adversely affect our business and our ability to meet our obligations. The phase-out of the London Inter Bank Offered Rate (“LIBOR”) as an interest rate benchmark in 2023 may impact our borrowing costs. Challenges in the commercial and credit environments, including material increases in interest rates, may materially adversely affect our future access to capital. We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Company’s Common Stock and Certain Corporate Matters Risks Your percentage of ownership in the Company may be diluted in the future. Certain provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of our common stock.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures beginning on Schedule D of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
March 26, 2022 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 26, 2022	December 31, 2021	March 27, 2021
Net Sales	$352	$374	$319
Cost of Sales	(346)	(361)	(299)
Gross Margin	6	13	20
Selling, general & administrative expenses	(20)	(24)	(16)
Other operating expense, net	(2)	(3)	(4)
Operating Loss	(16)	(14)	—
Interest expense	(16)	(17)	(15)
Interest income and other, net	9	(3)	(1)
Loss From Continuing Operations Before Income Taxes	(23)	(34)	(16)
Income tax benefit (expense)	(1)	6	—
Equity in loss of equity method investment	—	—	—
Loss from Continuing Operations	$(24)	$(28)	$(16)
Income (loss) from discontinued operations, net of taxes	(1)	4	(11)
Net Loss	$(25)	$(24)	$(27)

Basic Earnings Per Common Share:
Loss from continuing operations	$(0.38)	$(0.45)	$(0.26)
Income (loss) from discontinued operations	(0.01)	0.07	(0.17)
Loss per common share - Basic	$(0.39)	$(0.38)	$(0.43)

Diluted Earnings Per Common Share:
Loss from continuing operations	$(0.38)	$(0.45)	$(0.26)
Income (loss) from discontinued operations	(0.01)	0.07	(0.17)
Net loss per common share - Diluted	$(0.39)	$(0.38)	$(0.43)

Shares Used for Determining:
Basic EPS	63,771,484	63,738,408	63,430,601
Diluted EPS	63,771,484	63,738,408	63,430,601
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
March 26, 2022 (Unaudited)
(millions of dollars)

	March 26, 2022	December 31, 2021
Assets
Cash and cash equivalents	$179	$253
Other current assets	566	523
Property, plant and equipment, net	1,173	1,146
Other assets	521	523
	$2,439	$2,445
Liabilities and Stockholders’ Equity
Debt due within one year	$33	$38
Other current liabilities	345	317
Long-term debt and finance lease obligations	893	891
Non-current environmental liabilities	160	160
Other non-current liabilities	221	225
Total stockholders’ equity	787	814
	$2,439	$2,445
B

Condensed Consolidated Statements of Cash Flows
March 26, 2022 (Unaudited)
(millions of dollars)

	Three Months Ended
	March 26, 2022	March 27, 2021
Operating Activities:
Net loss	$(25)	$(27)
Loss (income) from discontinued operations	—	11
Adjustments:
Depreciation and amortization	27	33
Other items to reconcile net income to cash provided by operating activities	(1)	—
Changes in working capital and other assets and liabilities	(24)	5
Cash provided by (used for) operating activities- continuing operations	(23)	22
Cash provided by (used for) operating activities- discontinued operations	(1)	16
Cash Provided by (Used for) Operating Activities	(24)	38

Investing Activities:
Capital expenditures, net	(45)	(16)
Investment in equity method investment	—	(1)
Cash used for investing activities-continuing operations	(45)	(17)
Cash used for investing activities-discontinued operations	—	(4)
Cash Used for Investing Activities	(45)	(21)

Financing Activities:
Changes in debt	(4)	(2)
Common stock repurchased, net of issuances	—	(1)
Cash used for financing activities-continuing operations	(4)	(3)
Cash provided by (used for) financing activities-discontinued operations	—	—
Cash Used for Financing Activities:	(4)	(3)

Cash and Cash Equivalents:
Change in cash and cash equivalents	(73)	14
Net effect of foreign exchange on cash and cash equivalents	(1)	(1)
Balance, beginning of year	253	94
Balance, end of period	$179	$107

C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
March 26, 2022 (Unaudited)

	Three Months Ended
	March 26, 2022	December 31, 2021	March 27, 2021
Average Sales Prices ($ per metric ton):
High Purity Cellulose:
High Purity Cellulose	$1,222	$1,150	$1,046
Paperboard:
Paperboard	$1,326	$1,216	$1,111
High-Yield Pulp:
Pulp (external sales)	$555	$538	$474

Sales Volumes (thousands of metric tons):
High Purity Cellulose:
High Purity Cellulose	208	238	217
Paperboard:
Paperboard	41	42	43
High-Yield Pulp:
Pulp (external sales)	30	43	44

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
March 26, 2022 (Unaudited)

EBITDA by Segment (a):	Three Months Ended March 26, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$(7)	$6	$—	$(23)	$(24)
Depreciation and amortization	23	4	—	—	27
Interest expense, net	—	—	—	16	16
Income tax expense (benefit)	—	—	—	1	1
EBITDA-continuing operations	$16	$10	$—	$(6)	$20

	Three Months Ended March 27, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$7	$6	$—	$(29)	$(16)
Depreciation and amortization	28	4	1	—	33
Interest expense, net	—	—	—	15	15
Income tax expense (benefit)	—	—	—	—	—
EBITDA-continuing operations	$35	$10	$1	$(14)	$32

(a) EBITDA- continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 26, 2022 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
Adjusted Free Cash Flows - continuing operations (a):	March 26, 2022	March 27, 2021
Cash provided by (used for) operating activities of continuing operations	$(23)	$22
Capital expenditures for continuing operations, net	(36)	(14)
Adjusted Free Cash Flows - continuing operations	$(59)	$8
(a)    Adjusted free cash flows-continuing operations is defined as cash provided by (used for) operating activities from continuing operations adjusted for capital expenditures, net of proceeds from sale of assets, excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	March 26, 2022	December 31, 2021
Debt due within one year	$33	$38
Long-term debt & finance lease obligation	893	891
Total debt	926	929
Original issue discount, premiums and debt issuance costs	8	8
Cash and cash equivalents	(179)	(253)
Adjusted Net Debt	$755	$684
(a)    Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 26, 2022 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 26, 2022		December 31, 2021		March 27, 2021
Loss from Continuing Operations (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Loss from Continuing Operations	$(24)	$(0.38)	$(28)	$(0.45)	$(16)	$(0.26)
Pension settlement loss	—	—	6	0.10	—	—
Tax effects of adjustments	—	—	(2)	(0.02)	—	—
Adjusted Loss from Continuing Operations	$(24)	$(0.38)	$(24)	$(0.37)	$(16)	$(0.26)

(a)    Adjusted income (loss) from Continuing Operations is defined as net income (loss) from Continuing Operations adjusted net of tax for a settlement of certain pension plans. Adjusted net income (loss) is not necessarily indicative of results that may be generated in future periods.

G